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                                                                EXHIBIT 99(a)(1)


            FOR MORE INFORMATION, CONTACT:

                                    INVESTORS

            Victoria P. Weyand, Vice President of Communications
            770-593-5127
            vweyand@harland.net

                                      MEDIA

            John Pensec, Director of Corporate Communications
            770-593-5443
            jpensec@harland.net



                   HARLAND TO ACQUIRE CONCENTREX INCORPORATED


            Acquisition Gives Harland a Leading Position in Financial Software


            ATLANTA (July 17, 2000) - John H. Harland Company (NYSE: JH) has signed a definitive agreement to acquire the outstanding shares of Concentrex Incorporated (Nasdaq: CCTX) in a tender offer for $7 per share, the companies announced today.

            As a result of this acquisition, Harland will be one of the larger software companies focused on the financial institution market, with leading positions in lending and mortgage origination and closing applications, core application offerings for credit unions, MCIFs and business intelligence solutions. Harland will also gain a position from which to deliver e-commerce solutions. The company's combined software revenues for 2000 are projected to be $150 million on an annualized basis.

            Harland will pay approximately $140 million for Concentrex, which includes loan obligations and transaction-related expenses. Harland expects the acquisition to be dilutive to earnings during 2000 and 2001. Excluding the write-off of acquired in-process research and development costs, dilution in 2000 is projected to be about $0.15 per share. However, the acquisition is expected to be accretive to cash flow by the end of 2000. The company expects to commence the tender offer on or about July 21. The tender offer will be followed by a merger, in which any remaining shares will be converted into the right to receive $7 in cash. The closing is subject to receiving a majority of Concentrex's outstanding shares in the tender offer, receiving regulatory approval and other closing conditions.


                                    - more -


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HARLAND TO ACQUIRE CONCENTREX INCORPORATED
JULY 17, 2000
PAGE TWO

"The combined products, significant customer base and employee talent will give Harland critical mass in software for financial institutions, market leadership in key segments and an important growth platform," said Timothy C. Tuff, chairman and chief executive officer of Harland. "We will be able to launch tightly integrated software solutions for financial institutions that build on our complementary product suites."

Matt Chapman, chairman and chief executive officer of Concentrex, said, "This agreement provides opportunity for both companies and is the best way to enhance value for our customers and employees while providing our shareholders with a material premium over the current share price."

John O'Malley, vice president and general manager of Harland Software, will manage the combined organization. O'Malley joined Harland in 1999 with more than 20 years experience in the financial services market, including executive positions with Hogan Systems and Fiserv, where he managed Fiserv's community bank core processing division.
                                       ###

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Concentrex Incorporated. At the time the offer is commenced Harland will file a tender offer statement with the Securities and Exchange Commission (SEC) and Concentrex will file a solicitation/recommendation statement with respect to the offer. Concentrex shareholders are advised to read the tender offer statement regarding the acquisition of Concentrex referenced in this press release, and the related solicitation/recommendation statement. The tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of Concentrex at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov.

                                  ABOUT HARLAND

Atlanta-based John H. Harland Company (www.harland.net) is listed on the New York Stock Exchange under the symbol "JH." Harland is a leading provider of checks, financial software and direct marketing to the financial institution market. Scantron Corporation (www.scantron.com), a wholly owned subsidiary, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

                          ABOUT CONCENTREX INCORPORATED

Concentrex Incorporated, based in Portland, Oregon, is a leading provider of technology-powered solutions to deliver financial services, including a broad range of traditional software and services integrated with leading e-commerce solutions that already enable its customers to serve more than 1 million home banking customers. Concentrex serves over 5,500 financial institutions of all types and sizes in the United States. Concentrex has major offices in 11 additional cities across the country. Its World Wide Web site is www.concentrex.com.

This press release contains statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of John H. Harland Company,


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Concentrex Incorporated and members of their respective management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Reference is made to the Risk Factors and Cautionary Statements of Harland's Form 10-K and Form 10-Q and to Concentrex's Securities and Exchange Commission reports filed under the Securities Exchange Act.